Exhibit 99.1

China Agritech, Inc. Announces Financial Results
for the 2009 First Quarter

- Anhui Organic Granular Fertilizer Facility in Commercial Production; Harbin Plant in Trial Production -

- Teleconference to Begin at 9:00 a.m. EDT on Friday, May 15 BEIJING, May 14, 2009-- China Agritech, Inc. (OTC Bulletin Board: CAGC) ("China Agritech" or the “Company"), a leading national liquid and granular organic compound fertilizer manufacturer and distributor in China, today announced its financial results for the first quarter of 2009 ended March 31, 2009.

Financial Highlights

➢	2009 first quarter net revenue was $7.3 million compared with $7.1 million in the same quarter in 2008;
➢	2009 first quarter net income was $1.3 million, or diluted EPS of $0.04, compared with $1.4 million, or diluted EPS of $0.05 in the 2008 first quarter;
➢	Cash was $5.5 million with a current ratio of 12.5 to 1;
➢	Total liabilities were $5.5 million with no long-term debt;
➢	Net working capital was $62.8 million;
➢	Stockholders’ equity was $63.7 million, or $2.58 per share;
➢	Sales of 20,000 tons of organic granular fertilizers expected in 2009 second quarter;
➢	2009 guidance of $60 million in net revenues and $9.5 million in net income.

“In the first quarter of 2009, we continued to position ourselves for future growth as we completed testing of organic granular fertilizers in the first quarter and started commercial production of such fertilizers in May of 2009 at our 100,000 ton-per-year plant in Anhui. We are currently also in trial production of organic granular fertilizers in our new Harbin 50,000 ton-per-year facility. Inventories for the first quarter were higher as we invested in raw materials to manufacture our new granular organic fertilizer products,” said Mr. Yu Chang, Chairman, President and CEO of China Agritech.

For the first quarter of 2009, the Company reported net revenue of $7.3 million compared with $7.1 million in the first quarter of 2008. The first and fourth quarters are seasonally the weakest sales periods of traditional liquid fertilizers because the farmers apply our products during the growing period of the crops which is normally the second and third quarters. Net revenue in the 2008 first quarter reflected an accounting reclassification that changed marketing rebates from selling expenses into sales discounts to net off the Company’s sales. All of the sales in the first quarter of 2009 were from China Agritech’s organic liquid fertilizers.

Gross profit for the first quarter of 2009 and 2008 remained stable at $3.4 million compared with $2.7 million in gross profit for the fourth quarter of 2008. The gross margin was 45.8% compared with 47.9% in the first quarter last year, and up from 37.7% reported in the 2008 fourth quarter. The gross margin decrease between the first quarters of 2009 and 2008 primarily reflected higher raw materials costs in the most recent period.

Selling expenses were $405,000 in the 2009 first quarter versus $458,000 in the first quarter last year. The selling expenses in the first quarter of 2008 were adjusted to reflect the change in the accounting treatment for marketing rebates mentioned above. Selling expenses as a percent of sales declined to 5.5% from 6.5% in the first quarter last year. The lower selling expenses were generated by more efficient management of sales activities and tighter cost controls, especially for travel expenses.

Operating and administrative expenses were $984,000 in the 2009 first quarter compared with $873,000 in last year’s same quarter. The $111,000 difference is principally a result of the inclusion of non-recurring legal and professional consulting fees, associated with the Sarbanes-Oxley Act Section 404 advice, introduction of the 2008 Incentive Equity Plan and acquisition for 10% interest in Pacific Dragon, as well as for continuous SEC reporting requirements and general legal advice for long-term company planning.

Income from operations was $2.0 million compared with $2.1 million in the first quarter of 2008, and a gain over the $1.8 million of the 2008 fourth quarter.

Income before taxes of $2.0 million declined by approximately $141,000 in the 2009 first quarter due to lower operating income, and a significant reduction in other income in this year’s first quarter as interest income was reduced by over $59,000.

The effective tax rate in the first quarter of 2009 was 36.0% compared with 33.8% in the same quarter last year because of the increase in professional fees and other operating expenses resulting in a widening of net operating loss in other tax jurisdictions where no future tax benefit is expected to be realized.

Net income was $1.3 million compared with $1.4 million in the 2008 first quarter. Diluted EPS was $0.04 compared with $0.05 in the first quarter of 2008. The decrease of approximately $139,000 is mainly due to higher general and administrative expenses incurred in this year’s quarter.

As of March 31, 2009, the Company had cash and cash equivalents of $5.5 million with a current ratio of 12.5 to 1. Total liabilities were $5.5 million with no long-term debt. Accounts receivable were $36 million compared with almost $35 million at the end of 2008. Accounts receivable increased slightly during the first quarter primarily from sales to the new geographic areas. Net working capital improved to $62.8 million from $61.5 million at the end of 2008. Total shareholders’ equity of the Company was $63.7 million at March 31, 2009 compared with $62.8 million at the end of 2008.

Recent Developments

In April 2009, Beijing Agritech received final approval from the government for exemption of value added tax.

On April 7, 2009, China Agritech announced a new cost control plan.

On April 13, 2009, the Company announced a breakthrough for new high-tech organic fertilizers and received a certificate of registration from the Chinese Ministry of Agriculture for these new humic acid-based, organic liquid and powder compound fertilizers. The new fertilizers will incorporate honeycomb embedding technology and microelement deep complexing. These new technologies make the fertilizers more environmentally friendly and effective with a higher nutrient content. The new products are expected to be launched in the third quarter of 2009 and will be distributed nationally using the Company's extensive domestic sales network in order to improve our sales and profits in the next few quarters.

On May 5, 2009, the Company announced that it had appointed Ms. Ling Xiao Dai as VP of Finance, effective May 1, 2009.

Business Outlook

The Company affirms its expectations for its 2009 year outlook for net revenue to be approximately $60 million and net income to be approximately $9.5 million.

These targets are based on the Company's current views on the operating and market conditions, which are estimates and subject to change.

Mr. Chang said, “In 2009, we expect to reap the initial rewards of our strategic moves. We are now entering into a sharp growth period for the domestic organic fertilizer market. Last year, we began to set up our own manufacturing center and we have already completed the overall structure for production and sales all over the country. We are absolutely ready for rapid growth and expansion into the bigger organic granular fertilizer market.”

Conference Call

The Company will host a conference call, to be simultaneously Webcast, on Friday, May 15, 2009 at 9:00 a.m. Eastern Daylight Time, or 9:00 p.m. Beijing Time.

To participate, please call the following phone numbers:

United States	1-866-519-4004
China, Domestic	800-819- 0121-Landline
Hong Kong	800-933-053
Canada	1-800-407-1908
International Toll Dial-In Number:	656-735-7955
Conference ID # 10026006

A live Webcast of the conference call will be available on China Agritech's Website at http://www.chinaagritechinc.com .. Please visit the Website at least 15 minutes early to register for the Webcast and download any necessary audio software.

A Webcast replay will be available on the Company’s website, and the call replay will be available through Friday, May 22, 2009 at 11:59 p.m. EDT. To access the replay, please call the following phone numbers:

United States Dial-In #:	1-866-214-5335
Canada Dial-In #:	1-800-301-5423
China North Dial-In #:	10-800-714-0386

China South Dial-In #:	10-800-140-0386
Hong Kong Dial-In #:	800-901-596
International Dial-In #:	+61 2 8235 5000
Conference ID # 10026006

About China Agritech, Inc.

China Agritech, Inc. is engaged in the development, manufacturing and distribution of liquid and granular organic compound fertilizers and related products in China. The Company has developed proprietary formulas that provide a continuous supply of high-quality agricultural products while maintaining soil fertility. The Company sells its products to farmers located in 26 provinces of China.

For more information about the Company, please visit http://www.chinaagritechinc.com.

Safe Harbor Statement

This release may contain certain "forward-looking statements" relating to the business of China Agritech and its subsidiary companies, which can be identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "estimates" or similar expressions, including, but not limited to, statements regarding the continued demand for China Agritech's products, China Agritech's ability to sustain growth for the balance of the year and China Agritech's ability to generally meet all of its objectives. Such forward-looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, concentration in a single customer, raw material costs, market acceptance, future capital requirements, and competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the SEC. Except as required by law, China Agritech is under no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

For more information, please contact:

In China:
Mr. Gareth Tang
Chief Financial Officer
China Agritech, Inc.
Tel:   +86-10-5962-1220
Email: gareth@chinaagritech.com

In the U.S.:
Mr. Kevin Theiss / Mr. Valentine Ding
Investor Relations
Grayling
Tel:   +1-646-284-9409
Email: kevin.theiss@us.grayling.com
           valentine.ding@us.grayling.com

-	tables follow –

UNAUDITED CONSOLIDATED INCOME STATEMENTS
FOR THREE MONTHS ENDED MARCH 31, 2009 AND 2008
(All amounts in thousands of U.S. dollars)

	Three Months Ended 3/31/09	Three Months Ended 3/31/08
Net Revenue	7,347	7,068 *
Cost of Revenue	(3,979)	(3,681)
Gross Profit	3,368	3,387
Selling Expenses	(405)	(458)*
Operating and Administrative Expenses	(984)	(873)
Income From Operations	1,979	2,056
Other Income (Expenses)	2	67
Income Tax	(714)	(717)
Net income	1,267	1,406
Net income attributable to non-controlling interest in a subsidiary	(214)	(215)
Net income attributable to common stockholders	1,053	1,190

*  Re-classification of marketing rebate of approximately $249,000 from selling expenses to net revenue.

UNAUDITED CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2009 AND DECEMBER 31, 2008

	MARCH 31, 2009	DECEMBER 31, 2008
		(Audited)
ASSETS
Current Assets
Cash and cash equivalents	$5,483,255	$11,952,235
Accounts receivable, net	36,017,638	34,773,115
Inventories	12,904,898	6,452,618
Advances to suppliers	10,567,608	10,795,357
Deposit paid	1,000,000	-
Prepayments and other receivables	2,299,241	2,484,346

Total Current Assets	68,272,640	66,457,671

Property and equipment, net	4,338,877	4,496,045
Deposit for equipment	747,706	749,799
Construction in progress	980,056	961,551
Total Assets	$74,339,279	$72,665,066

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$3,692,492	$3,327,281
Accrued expenses and other payables	360,389	221,954
Taxes payable	1,400,246	1,388,897

Total Current Liabilities	5,453,127	4,938,132

Commitments	-	-

Stockholders' Equity
Company’s stockholders’ equity
Common stocks; $0.001 par value, 100,000,000 shares authorized
24,699,615 shares issued and outstanding as of March 31,2009 and December 31,2008	24,700	24,700
Additional paid in capital	26,148,879	26,148,879
Statutory reserve	5,617,891	5,425,407
Accumulated other comprehensive income	5,736,104	5,837,917
Retained earnings	26,221,974	25,361,597

Total company’s stockholders’ equity	63,749,548	62,798,500
Non-controlling interest in subsidiary	5,136,604	4,928,434

Total stockholders’ equity	68,886,152	67,726,934

Total Liabilities and Stockholders’ Equity	$74,339,279	$72,665,066

UNAUDITED  CONSOLIDATED STATEMENTS OF CASH FLOWS
 FOR THREE MONTHS ENDED MARCH 31, 2009 AND 2008

	March 31, 2009	March 31, 2008
Cash flows from operating activities:
Net income	$1,267,145	$1,405,554
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	152,442	169,073
(Increase) decrease in current assets:
Accounts receivable	(1,287,193)	(4,878,589)
Prepayments and other receivables	170,089	580,620
Inventories	(6,460,298)	(343,047)
Advances to suppliers	215,676	1,972,398
Increase (decrease) in current liabilities:
Accounts payable	369,294	198,230
Other payable	32,867	(265,113)
Tax payable	13,053	(461,731)
Accrued liabilities and other payables	121,490	201,256
Net cash used in operating activities	(5,405,435)	(1,493,349)

Cash flows from investing activities:
Acquisition of property & equipment	(598)	(385,342)
Deposit paid for acquisition of 10% interest in Pacific Dragon	(1,000,000)	-
Net cash used in investing activities	(1,000,598)	(385,342)

Cash flows from financing activities:
Net cash provided by financing activities	-	-

Net decrease in cash and cash equivalents	(6,406,033)	(1,878.691)

Foreign currency translation adjustment	(62,947)	(229,840)

Cash and cash equivalents, beginning of period	11,952,235	11,852,636

Cash and cash equivalents, end of period	$5,483,255	$9,744,105

Supplement disclosure of cash flow information:
Income taxes paid	$698,041	$1,093,804

Non-cash Investment and Financing Activity
Offset of amounts due to/from stockholders	$-	$330,985